Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. ANNOUNCES REDUCTION IN WORK FORCE

VANCOUVER, Wash. – (October 12, 2007) – Fitness company Nautilus, Inc. today announced that it is reducing its workforce by about 140 positions, including about 80 at the company’s headquarters, to trim its expenses by more than $10 million on an annualized basis.

The adjustments equate to about 9 percent of the company’s workforce and about 12 percent of its annualized compensation. Severance and benefits packages based upon years of service are being offered to affected staff.

“We are pursuing this workforce reduction along with a number of other restructuring initiatives to improve operating margins in a period of lower than expected sales,” said Bob Falcone, Chairman and CEO of Nautilus, Inc. “We regret the impact to staff, families and communities but must make tough decisions now to assure a bright future for this company and long-term value for our shareholders.”

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Universal®, and Pearl iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,500 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. More information is at www.nautilusinc.com

This press release includes forward-looking statements, including statements concerning expected savings associated with the Company’s staff-related expenses. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of the risks and uncertainties that should be considered in connection with these and other forward-looking statements we may make from time to time. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events